Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

Jan. 28, 2004

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY MEETS 2003 EARNINGS EXPECTATIONS

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $510 million, or $1.23 per share on a diluted basis, in 2003 compared with $528 million, or $1.37 per share, in 2002.

Including the impact of discontinued operations, Xcel Energy earned $623 million, or $1.50 per share, in 2003, compared with a net loss of $2.2 billion, or $5.77 per share, in 2002. In December 2003, Xcel Energy divested its ownership of NRG Energy, Inc. in connection with NRG’s emergence from bankruptcy. Xcel Energy’s share of NRG’s operating results, the tax effects of divesting NRG and the results of several other smaller subsidiaries that Xcel Energy is exiting are presented as discontinued operations.

Xcel Energy’s net income for 2003 included the following:

•	Regulated utility earnings from continuing operations in 2003 were $565 million, or $1.35 per share, compared with $596 million, or $1.55 per share, in 2002;

•	Nonregulated subsidiary and holding company losses from continuing operations in 2003 were 12 cents per share, compared with a loss of 18 cents per share in 2002; and

•	Results from discontinued operations were income of $112 million, or 27 cents per share, in 2003, compared with losses of $2.7 billion, or $7.14 per share, in 2002.

Utility earnings per share from continuing operations were lower in 2003 due to higher operating costs and weather impacts, as discussed in Note 2, as well as share dilution discussed in Note 1. The improvement in results from discontinued operations is largely due to more than $3 billion of asset impairment and other charges recorded by NRG in 2002 as it commenced its financial restructuring, net of NRG related tax benefits.

“We are back on track and heading in the right direction,” said Wayne H. Brunetti, chairman and chief executive officer. “In 2003, we successfully severed our ties to NRG and produced solid financial results from our operating utilities, which enabled us to resume our regular dividend schedule.”

“We also received legislative authorization in Minnesota that will allow us to continue to operate the Prairie Island nuclear plant, and we received regulatory approval from the Minnesota Public Utilities Commission to proceed with our aggressive voluntary emission reduction program in Minnesota. The program is modeled after a similar effort in Colorado that completed its first year of operation in 2003. Together, those projects represent the largest voluntary cleanup of older coal-fired plants in the country.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review 2003 financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800)-374-0832
International Dial-In:	(706)-634-5081

The conference call also will be simultaneously broadcast and then archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on Jan. 28 through 11:59 p.m. CDT on Feb. 6.

Replay Numbers
US Dial-In:	(800)-642-1687
International Dial-In:	(706)-645-9291
Access Code:	4804385

This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on access to capital; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; actions by regulators, including the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA); risks related to investigations and enforcement actions by state and federal regulators, including the Commodity Futures Trading Commission (CFTC), the SEC and the Federal Energy Regulatory Commission; and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2002.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations(612)215-5300 Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three months ended		Twelve months ended
	Dec. 31,		Dec. 31,

	2003	2002	2003	2002

Operating revenues:
Electric utility	$1,445,309	$1,317,880	$5,953,222	$5,435,377
Natural gas utility	595,486	449,410	1,710,272	1,363,360
Electric trading margin	1,714	3,766	17,165	1,642
Nonregulated and other	68,426	103,993	257,888	234,749

Total operating revenues	2,110,935	1,875,049	7,938,547	7,035,128
Operating expenses:
Electric fuel and purchased power — utility	654,977	548,138	2,705,125	2,199,099
Cost of natural gas sold and transported — utility	452,716	291,831	1,208,274	852,813
Cost of sales — nonregulated and other	37,474	71,671	156,627	132,628
Other operating and maintenance expenses — utility	439,552	409,976	1,586,195	1,490,027
Other operating and maintenance expenses — nonregulated	22,546	33,792	99,263	110,172
Depreciation and amortization	164,679	196,177	757,797	771,265
Taxes (other than income taxes)	72,967	66,272	320,522	318,822
Special charges	7,197	5,354	18,949	19,265

Total operating expenses	1,852,108	1,623,211	6,852,752	5,894,091

Operating income	258,827	251,838	1,085,795	1,141,037
Interest and other income, net of nonoperating expenses	8,969	14,243	38,959	44,677
Interest charges and financing costs:
Interest charges — net of amounts capitalized	109,888	124,166	429,571	384,063
Distributions on redeemable preferred securities of subsidiary trusts	958	9,586	22,731	38,344

Total interest charges and financing costs	110,846	133,752	452,302	422,407

Income from continuing operations before income taxes	156,950	132,329	672,452	763,307
Income taxes	10,273	21,458	162,312	235,614

Income from continuing operations	146,677	110,871	510,140	527,693
Income (loss) from discontinued operations — net of tax	330,890	(315,628)	112,372	(2,745,684)

Net income (loss)	477,567	(204,757)	622,512	(2,217,991)
Dividend requirements on preferred stock	1,061	1,061	4,241	4,241

Earnings (loss) available for common shareholders	$476,506	$(205,818)	$618,271	$(2,222,232)

Weighted average common shares outstanding (in thousands):
Basic	398,874	398,329	398,765	382,051
Diluted	422,086	408,218	418,912	384,646
Earnings per share — basic:
Income from continuing operations	$0.37	$0.27	$1.27	$1.37
Income (loss) from discontinued operations	0.83	(0.79)	0.28	(7.19)

Total	$1.20	$(0.52)	$1.55	$(5.82)

Earnings per share — diluted:
Income from continuing operations	$0.35	$0.27	$1.23	$1.37
Income (loss) from discontinued operations	0.79	(0.77)	0.27	(7.14)

Total	$1.14	$(0.50)	$1.50	$(5.77)

Results reflect NRG as a component of discontinued operations, as discussed in Note 4. 2002 results reflect required reclassifications of discontinued operations for NRG and certain other Xcel Energy subsidiaries.

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1. Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	3 months ended		12 months ended
	Dec. 31,		Dec. 31,

	2003	2002	2003	2002

Earnings (Loss) Per Share
Regulated utility segments — continuing operations — Note 2	$0.36	$0.33	$1.35	$1.55
Nonregulated & holding company segment — Note 3	(0.01)	(0.06)	(0.12)	(0.18)

Total earnings per share — continuing operations	0.35	0.27	1.23	1.37

Income from discontinued operations — regulated utility — Note 4	0.01	0.01	0.06	0.03
Income (loss) from discontinued operations — NRG — Note 9	0.27	(0.83)	(0.60)	(8.95)
Income from discontinued operations — other nonregulated *	0.51	0.05	0.81	1.78

Total earnings (loss) per share — discontinued operations	0.79	(0.77)	0.27	(7.14)

Total earnings (loss) per share — diluted	$1.14	$(0.50)	$1.50	$(5.77)

*	Includes tax benefit related to NRG. See discussion in Note 4.

Common Stock Dilution — Dilution, primarily from stock and convertible securities issued in 2002, reduced the utility segment earnings from continuing operations by 12 cents per share for 2003, compared with average common stock and equivalent levels in 2002. Total earnings from continuing operations were reduced by 11 cents per share for 2003, compared with 2002 share levels.

Note 2. Regulated Utility Segment Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings —The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)

	2003 vs. Normal	2002 vs. Normal	2003 vs. 2002

3 months ended Dec. 31	$(0.02)	$0.01	$(0.03)
12 months ended Dec. 31	$0.00	$0.06	$(0.06)

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the quarter and year ended Dec. 31, 2003, compared with the same periods in 2002.

	3 months ended		12 months ended
	Dec. 31		Dec. 31

	Actual	Normalized	Actual	Normalized

Electric residential	0.0%	0.6%	0.5%	1.5%
Electric commercial & industrial	1.3%	1.3%	0.8%	1.5%
Total retail electric sales	0.9%	1.1%	0.7%	1.5%
Firm natural gas sales*	(7.7)%	(2.3)%	(0.9)%	1.6%
Total natural gas sales**	(11.6)%	(8.1)%	(5.6)%	(4.2)%

*	Excludes Black Mountain Gas

**	Excludes Black Mountain Gas and Viking Gas

Electric Utility and Commodity Trading Margins — The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement) from Xcel Energy’s electric utility and trading operations that are included in continuing operations:

	Base		Electric
	Electric	Short-term	Commodity	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Total

3 months ended 12/31/2003
Electric utility revenue	$1,410	$35	$—	$1,445
Electric fuel and purchased power utility	(636)	(19)	—	(655)
Electric trading revenue — gross	—	—	76	76
Electric trading costs	—	—	(74)	(74)

Gross margin before operating expenses	$774	$16	$2	$792

Margin as a percentage of revenue	54.9%	45.7%	2.6%	52.1%
3 months ended 12/31/2002
Electric utility revenue	$1,246	$71	$—	$1,317
Electric fuel and purchased power-utility	(486)	(62)	—	(548)
Electric trading revenue — gross	—	—	179	179
Electric trading costs	—	—	(175)	(175)

Gross margin before operating expenses	$760	$9	$4	$773

Margin as a percentage of revenue	61.0%	12.7%	2.2%	51.7%
Year ended 12/31/2003
Electric utility revenue	$5,774	$179	$—	$5,953
Electric fuel and purchased power utility	(2,587)	(118)	—	(2,705)
Electric trading revenue — gross	—	—	333	333
Electric trading costs	—	—	(316)	(316)

Gross margin before operating expenses	$3,187	$61	$17	$3,265

Margin as a percentage of revenue	55.2%	34.1%	5.1%	51.9%
Year ended 12/31/2002
Electric utility revenue	$5,232	$203	$—	$5,435
Electric fuel and purchased power-utility	(2,029)	(170)	—	(2,199)
Electric trading revenue — gross	—	—	1,529	1,529
Electric trading costs	—	—	(1,527)	(1,527)

Gross margin before operating expenses	$3,203	$33	$2	$3,238

Margin as a percentage of revenue	61.2%	16.3%	0.1%	46.5%

Note — The wholesale and trading margins in the above table reflect the impact of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $14 million for the fourth quarter of 2003, compared with the fourth quarter of 2002. The increased base electric margin reflects weather-normalized sales growth and the 2003 implementation of the air quality improvement rider (AQIR) in Colorado for the recovery of investments and related costs to improve air quality.

Base electric utility margins decreased approximately $16 million for the year ended Dec. 31, 2003, compared with the year ended Dec. 31, 2002. The lower base electric margin reflects cooler June temperatures, higher purchased capacity costs in 2003 and the positive impact of Colorado incentive cost adjustment mechanisms in 2002, partially offset by weather-normalized sales growth and the AQIR.

Short-term wholesale margins consist of asset-based electric sales for resale. Electric commodity trading margins consist of non-asset-based purchases and sales. Short-term wholesale and electric commodity trading margins increased approximately $5 million for the fourth quarter of 2003 and $43 million for all of 2003. The increase reflects more favorable market conditions in the northern regions.

Other Operating and Maintenance Expenses — Utility — Utility operating and maintenance expenses for the fourth quarter of 2003 increased by approximately $30 million, or 7.2 percent, compared with 2002. The increase is due primarily to higher employee related costs, including performance-based compensation, restricted stock unit grants and lower pension credits. Expenses in 2002 included no restricted stock unit grants and a partial award of performance-based compensation. In addition, utility operating and maintenance expense for the quarter reflects inventory write-downs, higher materials and supplies expenses, higher reliability expenses, higher uncollectible accounts receivable and a software project write-off. The fourth quarter 2003 increases were partially offset by lower outage related costs and lower information technology costs.

Utility operating and maintenance expenses for 2003, increased approximately $96 million, or 6.5 percent, compared with the same period in 2002. The increase is due primarily to higher employee related costs, including performance-based compensation, restricted stock unit grants, lower pension credits and higher medical and health care costs. Expenses in 2002 included no restricted stock unit grants and a partial award of performance-based compensation. In addition, utility operating and maintenance expense for the year reflects inventory write-downs, higher materials and supplies expenses, higher uncollectible accounts receivable, higher reliability expenses and a software project write-off. The increase was partially offset by lower information technology costs.

Depreciation and Amortization — Depreciation and amortization expense decreased by approximately $31 million, or 16.1 percent, for the fourth quarter of 2003, and $13 million, or 1.7 percent, for 2003, compared with comparable periods in 2002.

During 2003, the Minnesota legislature authorized additional spent nuclear fuel storage at the Prairie Island nuclear plant. In December 2003, the Minnesota Public Utilities Commission (MPUC) extended the authorized useful lives of generating units numbered one and two at the Prairie Island nuclear plant until 2013 and 2014, respectively. The extension was retroactive to Jan. 1, 2003, and the net effect on depreciation and amortization, partially offset by revisions to the nuclear decommissioning accrual, was a $22-million decrease in depreciation recorded primarily in the fourth quarter of 2003. In addition, effective July 1, 2003, the Colorado Public Utilities Commission (CPUC) lengthened the depreciable lives of certain electric utility plant at PSCo as a part of the general Colorado rate case, which reduced annual depreciation by $20 million. This action reduced 2003 depreciation expense by approximately $10 million.

Special Charges — Special charges included in Operating Expenses include the following:

	3 months ended		12 months ended
	Dec. 31,		Dec. 31,

(Millions of Dollars)	2003	2002	2003	2002

Utility Related:
SPS regulatory recovery adjustment	$—	$—	$—	$5
Utility restaffing	—	—	—	9
Nonregulated and holding company (Note 3):
NRG-related restructuring costs	—	5	12	5
TRANSLink Transmission Co.	7	—	7	—

Total special charges	$7	$5	$19	$19

Special charges include costs incurred in 2002 by Xcel Energy for the write-off of costs incurred by SPS to comply with legislation requiring a transition to retail competition in Texas, which were deemed non-recoverable, and utility staff consolidation charges. See Note 3 for discussion regarding NRG-related restructuring and TRANSLink Transmission charges.

Interest and Financing Costs — Interest and financing costs in the fourth quarter of 2003 were $23 million lower than for the same period in 2002. The decrease was partially due to the refinancing of higher coupon debt in 2003 at lower interest rates. In addition, during the fourth quarter of 2002, Xcel Energy incurred charges of approximately $15 million to redeem holding company debt, as discussed further in Note 3.

Interest and financing costs increased approximately $30 million for 2003, compared with 2002. This increase was due to the full-year impact of the issuance of long-term debt in the latter part of 2002 to reduce dependence on short-term debt.

During 2003, Xcel Energy issued approximately $1.6 billion of debt to refinance higher coupon debt. These actions are expected to reduce 2004 interest costs by approximately $15 million compared with 2003 levels.

Income Tax Expense (Benefit) — Income tax expense for continuing operations decreased in the fourth quarter of 2003, compared with the same period in 2002. The effective tax rate for the quarter was 6.5 percent in 2003, compared with 16.2 percent in 2002. The decrease in the effective rate was due largely to approximately $30 million of tax adjustments recorded in the fourth quarter of 2003 to reflect the successful resolution of various outstanding tax issues. In addition, the effective tax rate for 2002 was lowered by tax expense adjustments in 2002 related to 2001 and 2002 tax accruals.

The effective tax rate for the year was 24.1 percent in 2003, compared with 30.9 percent in 2002. The decrease in the effective rate was due largely to approximately $36 million of tax adjustments recorded mainly in the fourth quarter of 2003 to reflect the successful resolution of various outstanding tax issues related to prior years. Tax expense also decreased for the year due to lower income levels in 2003.

Note 3. Nonregulated and Holding Company Results — Continuing Operations

The following table summarizes the earnings-per-share contributions of the continuing operations of Xcel Energy’s nonregulated businesses and holding company.

	3 months ended		12 months ended
	Dec. 31,		Dec. 31,

	2003	2002	2003	2002

Seren Innovations, Inc.	$(0.01)	$(0.03)	$(0.04)	$(0.07)
Eloigne Company	0.01	0.01	0.02	0.02
Financing costs and preferred dividends — holding company	(0.02)	(0.04)	(0.09)	(0.13)
Other nonregulated results and holding company	0.02	0.01	0.02	0.01
Special Charges — TRANSLink costs	(0.01)	—	(0.01)	—
Special Charges — NRG-related restructuring costs	—	(0.01)	(0.02)	(0.01)

Total nonregulated and holding co. — continuing operations	$(0.01)	$(0.06)	$(0.12)	$(0.18)

Seren — Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, Calif.. Seren’s operating losses have declined as it progresses through the build-out phase of its broadband communications network. On Dec. 31, 2003, Xcel Energy’s investment in Seren was approximately $265 million.

Special Charges — During 2002, NRG experienced credit-rating downgrades, defaults under certain credit agreements, increased collateral requirements and reduced liquidity. These events ultimately led to the restructuring of NRG in late 2002 and its bankruptcy filing in 2003 (see Note 9). The Xcel Energy holding company incurred no charges related to NRG’s financial restructuring for the fourth quarter of 2003, compared with $5 million for the same period in 2002. Such costs were $12 million for the year 2003, compared with $5 million for the year 2002. Costs in 2003 included approximately $32 million of financial advisor fees, legal costs and consulting costs related to the NRG bankruptcy transaction. These charges were partially offset by a $20-million pension curtailment gain, related to the termination of NRG employees from Xcel Energy’s pension plan, recorded in the fourth quarter of 2003.

Special charges in 2003 also include a $7-million reserve recorded in connection with the suspension of the formation of the independent transmission company, TRANSLink Transmission Co. The reserve was recorded in the fourth quarter of 2003 for loans previously made by Xcel Energy to TRANSLink.

Financing Costs and Preferred Dividends — Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries. In November 2002, the Xcel Energy holding company issued temporary financing, including detachable options for the purchase of Xcel Energy notes, which are convertible to Xcel Energy common stock. This temporary financing was replaced with longer-term holding company financing in late November 2002. Costs incurred to redeem the temporary financing included a redemption premium of $7.4 million, $5.2 million of debt discount associated with the detachable option, and other issuance costs, which together increased financing costs and reduced 2002 earnings by 2 cents per share.

Note 4. Discontinued Operations

A summary of the earnings per share components of discontinued operations is as follows:

	3 months ended		12 months ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Black Mountain Gas	$0.01	$0.00	$0.01	$0.00
Viking Gas Transmission Co.	0.00	0.01	0.05	0.03

Subtotal — natural gas utility segment	0.01	0.01	0.06	0.03

NRG segment	0.27	(0.83)	(0.60)	(8.95)

Xcel International	(0.13)	(0.02)	(0.11)	(0.05)
e prime	(0.04)	0.00	(0.04)	0.00
NRG-related tax benefits	0.68	0.07	0.96	1.83

Subtotal — all other segment	0.51	0.05	0.81	1.78

Total discontinued operations	$0.79	$(0.77)	$0.27	$(7.14)

Discontinued Regulated Operations —During 2003, Xcel Energy completed the sale of two subsidiaries in its regulated natural gas utility segment, Black Mountain Gas and Viking Gas Transmission Co, including its interest in Guardian Pipeline, LLC. After-tax disposal gains of $23.3 million, or 6 cents per share, were recorded for the natural gas utility segment, primarily related to the sale of Viking Gas.

Discontinued Nonregulated Operations — NRG — Following NRG’s bankruptcy filing in May 2003, Xcel Energy began reporting NRG’s 2003 financial results using the equity method of accounting. At that time, Xcel Energy had recorded the maximum amount of NRG losses, based on limitations established under the equity method of accounting. Due to NRG’s emergence from bankruptcy in December 2003 and Xcel Energy’s corresponding divestiture of its ownership interest in NRG, Xcel Energy’s share of NRG results for current and prior periods is now shown as a component of discontinued operations. See additional discussion of NRG’s bankruptcy and divestiture in Note 9.

Upon Xcel Energy’s divestiture of its interest in NRG, the NRG losses recorded in excess of Xcel Energy’s investment in and financial commitment to NRG was reversed in the fourth quarter of 2003, resulting in a non-cash gain of $111 million, or 26 cents per share, for the quarter and an adjustment of the total NRG losses recorded for the year 2003 to $251 million, or 60 cents per share. NRG losses in 2002 were $3.4 billion, or $8.95 per share, due primarily to asset impairments and other charges recorded in the third and fourth quarters of 2002 related to NRG’s financial restructuring.

Discontinued Nonregulated Operations — Other Subsidiaries — During 2003, the board of directors of Xcel Energy approved management’s plan to exit businesses conducted by several nonregulated subsidiaries, including Xcel International and e prime. Xcel International primarily includes power generation projects in Argentina. e prime provides energy-related products and services, which include natural gas commodity trading and marketing and energy consulting. Xcel Energy is in the process of marketing the assets and operations of these businesses to prospective buyers and expects to exit the businesses during 2004.

Results of discontinued nonregulated operations, other than NRG, include an after-tax loss expected on the disposal of Xcel Argentina assets of $59 million, or 14 cents per share, based on the estimated fair value of such assets. Xcel Energy’s remaining investment in Xcel International at Dec. 31, 2003, was approximately $39 million. These losses from discontinued nonregulated operations also include a reserve for potential costs of settling a Commodity Futures Trading Commission trading investigation of e prime.

Tax Benefits Related to Investment in NRG — With NRG’s emergence from bankruptcy in December 2003, Xcel Energy has divested its ownership interest in NRG and plans to take a loss deduction in 2003. During 2002, Xcel Energy recognized an initial estimate of the expected tax benefits of $706 million. This benefit was based on the estimated tax basis of Xcel Energy’s cash and stock investments already made in NRG, and their deductibility for federal income tax purposes.

Based on the results of a 2003 study, Xcel Energy recorded $105 million, or 25 cents per share, of additional tax benefits in the third quarter of 2003, reflecting an updated estimate of the tax basis of Xcel Energy’s investment in NRG and state tax deductibility. Upon NRG’s emergence from bankruptcy, an additional $288 million of tax benefit, or 68 cents per share, was recorded in the fourth quarter of 2003 to reflect the deductibility of expected settlement payments of $752 million, uncollectible receivables from NRG, other state tax benefits and further adjustments to the estimated tax basis in NRG.

Based on current forecasts of taxable income and tax liabilities, Xcel Energy expects to realize approximately $1.1 billion of cash savings from these tax benefits through a refund of taxes paid in prior years and reduced taxes payable in future years. Xcel Energy used $130 million of these tax benefits in 2003 and expects to use $470 million in 2004. The remainder of the tax benefit carry-forward is expected to be used over subsequent years.

Note 5. Xcel Energy Liquidity

Credit Facilities — As of Jan. 23, 2004, Xcel Energy had the following credit facilities available to meet its liquidity needs:

Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity

(Millions of dollars)
NSP-Minnesota	$275	$74	$201	$65	$266	May-2004
NSP-Wisconsin	$0	$0	$0	$0	$0
PSCo	$350	$1	$349	$105	$454	May-2004
SPS	$100	$26	$74	$32	$106	Feb-2004
Xcel Energy — Holding Company	$400	$19	$381	$415	$796	Nov-2005

Total	$1,125	$120	$1,005	$617	$1,622

*	Includes short-term borrowings and letters of credit.

The principal terms of the settlement with NRG creditors in the NRG bankruptcy proceeding require that Xcel Energy pay $752 million to NRG to settle all claims of NRG against Xcel Energy, and claims of NRG creditors against Xcel Energy under the NRG plan of reorganization. See further discussion at Note 9.

Xcel Energy expects sources of cash at the holding company level during 2004 to include an estimated tax refund of $325 million expected in April 2004, lower federal income tax payments resulting from its investment in NRG (see Note 3) and the receipt of operating company dividends.

Capital Structure — Following is the preliminary capital structure of Xcel Energy at Dec. 31, 2003:

		Percentage of
	Balance at	Total
(Billions of dollars)	Dec. 31, 2003	Capitalization

Short-term debt	$0.0	0%
Long-term debt *	6.7	56%

Total debt	6.7	56%
Preferred equity	0.1	1%
Common equity	5.2	43%

Total equity	5.3	44%

Total capitalization	$12.0	100%

*	Includes current portion of long-term debt.

Note 6. Rates and Regulation

Minnesota Emissions Reduction Project (MERP) — On Dec. 18, 2003, the MPUC approved NSP-Minnesota’s proposal to convert two coal-fueled electric generating plants to natural gas, and to install advanced pollution control equipment at a third plant. All three plants are in the Minneapolis — St. Paul metropolitan area. These improvements are expected to significantly reduce air emissions from these facilities, while increasing the capacity at system peak by 300 megawatts. The projects are expected to come on line between 2007 and 2009, at a cumulative investment of approximately $1 billion. The MPUC also approved NSP-Minnesota’s proposal to recover the costs of the projects in customer rates beginning Jan. 1, 2006, including a rate of return on the construction work in progress. The MPUC approval has a sliding return on equity (ROE) scale based on actual construction cost compared with a target level of construction costs (based on an equity ratio of 48.5 percent and debt of 51.5 percent).

Actual Costs as a Percent of Target Costs	ROE

Less than or equal to 75%	11.47%
Over 75% and up through 85%	11.22%
Over 85% and up through 95%	11.00%
Over 95% and up through 105%	10.86%
Over 105% and up through 115%	10.55%
Over 115% and up through 125%	10.22%
Over 125%	9.97%

NSP-Minnesota Combustion Turbine Proposal — In November 2003, NSP-Minnesota proposed investing approximately $164 million in generating capacity in Minnesota and South Dakota to ensure adequate electric capacity for its Upper Midwest customers. NSP-Minnesota is requesting authorization for a $100-million project to add two combustion turbines at its Blue Lake peaking plant in Shakopee, Minn., and for a $64-million project to add one turbine at its Angus Anson peaking plant in Sioux Falls, S.D.

Each of the three new turbines would be fired by natural gas and would have a summer capacity of approximately 160 megawatts. Currently, the Blue Lake plant has four units fired by oil and a capacity of 225 megawatts; the Angus Anson plant has two units that can be fired by either natural gas or oil and a capacity of 223 megawatts.

The Blue Lake proposal requires a certificate of need from the MPUC, a site permit from the Minnesota Environmental Quality Board and air quality permits from the Minnesota Pollution Control Agency. The Angus Anson expansion requires an amended facility permit from the South Dakota Public Utilities Commission and air quality permits from the South Dakota Department of Environment and Natural Resources. A final decision on the respective projects is expected in 2004.

PSCo Capacity Cost Adjustment - In October 2003, PSCo filed an application to recover approximately $31.5 million of incremental capacity costs through a purchased capacity cost adjustment (PCCA) rider. The purpose of the PCCA is to recover purchased capacity payments to third party power suppliers that are not refunded in PSCo’s current base electric rates or other recovery mechanisms. In addition, PSCo has proposed to return to its retail customers 100 percent of any electric earnings in excess of its authorized rate of return on equity allowed in the last rate case, currently 10.75 percent. In January 2004, the CPUC established the following procedural schedule for 2004:

Date

Intervenor answer testimony	March 1
PSCo rebuttal/cross answer	March 26
Hearings	April 14 -- 16
Statements of position	April 23

Based on this schedule, PSCo would expect a final decision with new rates in effect in June 2004 and a potential increase in revenues of approximately $20 million in 2004.

Note 7. Xcel Energy Earnings Guidance

2004 Earnings Guidance — Xcel Energy’s 2004 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2004 Diluted EPS Range

Utility operations	$1.25 - $1.33
Holding company financing costs	($0.08)
Seren	($0.03)
Eloigne	0.01
Other nonregulated subsidiaries	$0.00 - $0.02

Xcel Energy Continuing Operations — EPS	$1.15 - $1. 25

Key Assumptions for 2004:

•	NRG has no impact on Xcel Energy’s financial results in 2004;

•	Normal weather patterns throughout 2004;

•	Weather-adjusted retail electric utility sales growth of 2.2 percent;

•	Weather-adjusted firm retail gas utility sales growth of approximately 2.4 percent;

•	Successful outcome of the requested $20 million capacity rider revenue increase in Colorado;

•	2004 trading and short-term wholesale margins are expected to be slightly less than 2003 margins to reflect more normal market conditions;

•	2004 utility operating and maintenance expense is expected be relatively flat, compared with 2003 levels;

•	2004 depreciation expense is projected to increase by about 2 percent compared with 2003;

•	2004 interest expense is projected to decline by approximately $15 million, compared with 2003 levels;

•	An effective tax rate of approximately 31 percent; and

•	Average common stock and equivalents of approximately 425 million shares in 2004, based on the “If Converted” method for convertible notes.

Note 8. Subsequent Event — Sale of Subsidiary

On Jan. 10, 2004, Xcel Energy reached an agreement to sell its Cheyenne Light, Fuel & Power (CLF&P) electricity and natural gas operations to Black Hills Corp., pending regulatory approval by the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the Wyoming Public Service Commission.

Xcel Energy is expected to record a one-time gain of approximately 1 cent per share upon completion of the transaction in 2004. CLF&P contributed less than 1 cent per share to Xcel Energy’s annual utility earnings in 2003.

Note 9. Resolution of NRG Bankruptcy Proceedings

On May 14, 2003, NRG and certain of its affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG’s filing included its plan of reorganization and the terms of an overall settlement among NRG, Xcel Energy and members of NRG’s major creditor constituencies

NRG’s creditors and the bankruptcy court approved the plan of reorganization and on Dec. 5, 2003, NRG completed reorganization and emerged from bankruptcy. As part of the reorganization, Xcel Energy completely divested its ownership interest in NRG, which in turn issued new common equity to its creditors. The other principal terms of the overall settlement include the following:

•	Xcel Energy will pay $752 million to NRG to settle all claims of NRG against Xcel Energy, and claims of NRG creditors against Xcel Energy under the NRG plan of reorganization.

•	$400 million will be paid by Feb. 22, 2004.

•	$352 million will be paid on April 30, 2004, unless at such time Xcel Energy has not received tax refunds equal to at least $352 million associated with the loss on its investment in NRG. To the extent such refunds are less than the required payments, the difference between the required payments and those refunds would be due on May 30, 2004.

•	In return for such payments, Xcel Energy received, or was granted, voluntary and involuntary releases from NRG and its creditors.

•	Xcel Energy’s exposure on any guarantees, indemnities or other credit support obligations incurred by Xcel Energy for the benefit of NRG or any NRG subsidiary was terminated, or other arrangements satisfactory to Xcel Energy and NRG were made such that Xcel Energy has no further exposure and any cash collateral posted by Xcel Energy has been returned.

•	As part of the settlement, any intercompany claims of Xcel Energy against NRG or any subsidiary arising from the provision of goods or services or the honoring of any guarantee were paid in full in cash in the ordinary course except that the agreed amount of certain intercompany claims, arising or accrued as of Jan. 31, 2003, (approximately $50 million) were reduced to $10 million. The $10-million agreed amount has been satisfied with an unsecured promissory note of NRG in the principal amount of $10 million with a maturity of 30 months and an annual interest rate of 3 percent.

XCEL ENERGY INC. AND SUBSIDIARIES
UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

3 months ended Dec. 31,	2003	2002

Operating revenues:
Electric and natural gas utility revenue, and trading margins	$2,042,509	$1,771,056
Nonregulated and other revenue	68,426	103,993

Total revenue	$2,110,935	$1,875,049
Income from continuing operations	$146,677	$110,871
Income (loss) from discontinued operations	330,890	(315,628)

Net income (loss)	$477,567	$(204,757)
Earnings (loss) available for common shareholders	$476,506	$(205,818)
Average shares — common and potentially dilutive (1000’s)	422,086	408,218
Segments and Components of Earnings per share — diluted Utility earnings — continuing operations	$0.36	$0.33

Losses from nonregulated subsidiaries and holding company	(0.01)	(0.06)

Total continuing operations	0.35	0.27
Discontinued operations	0.79	(0.77)

Total earnings (loss) per share — GAAP	$1.14	$(0.50)

12 months ended Dec. 31,	2003	2002

Operating revenue:
Electric and natural gas utility revenue, and trading margins	$7,680,659	$6,800,379
Nonregulated and other revenue	257,888	234,749

Total revenue	$7,938,547	$7,035,128
Income from continuing operations	$510,140	$527,693
Income (loss) from discontinued operations	112,372	(2,745,684)

Net income (loss)	$622,512	$(2,217,991)
Earnings (loss) available for common shareholders	$618,271	$(2,222,232)
Average shares — common and potentially dilutive (1000’s)	418,912	384,646
Segments and Components of Earnings per share — diluted
Utility earnings — continuing operations	$1.35	$1.55
Losses from nonregulated subsidiaries and holding company	(0.12)	(0.18)

Total continuing operations	1.23	1.37
Discontinued operations	0.27	(7.14)

Total earnings (loss) per share — GAAP	$1.50	$(5.77)

Book value per share	$12.92	$11.70